FILED PURSUANT TO
RULE 424(b)(7)
SEC FILE NO. 333-140796
PROSPECTUS SUPPLEMENT No. 14
(To Prospectus dated February 20, 2007)
DATED: October 9, 2008
11,747,135 Common Shares

     Our operating partnership, Duke Realty Limited Partnership, issued and sold $575 million aggregate principal amount of its 3.75% Exchangeable Senior Notes due 2011, or the “notes,” in a private transaction on November 22, 2006. Under certain circumstances, we may issue shares of our common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of such common stock, whom we refer to as the “selling shareholders,” may use this prospectus supplement, together with the prospectus to which it relates, to resell from time to time the shares of our common stock that we may issue to them upon the exchange or redemption of the notes. Additional selling shareholders may be named by future prospectus supplements.
     This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated February 20, 2007, and future prospectus supplements.
     The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

	Number of	Percentage of		Number of	Percentage of
	Shares	Shares		Shares	Shares
	Beneficially	Beneficially		Beneficially	Beneficially
	Owned Prior to	Owned Prior to	Number of Shares	Owned Following	Owned Following
Name (1)	the Offering (2)(3)	the Offering (4)	Offered Hereby (3)(5)	the Offering (5)	the Offering (5)
Admiral Flagship Master Fund, Ltd.	51,074	*	51,074	—	—
ARC Revocable Trust	1,021	*	1,021	—	—
Arctos Partners Inc.	598,593	*	598,593	—	—
Aristeia International Limited	564,271	*	564,271	—	—
Aristeia Partners LP	191,631	*	191,631	—	—
BBT Fund, L.P.	210,937	*	210,937	—	—
Baldwin Enterprises, Inc.	4,086	*	4,086	—	—
Bank of America Pension Plan	102,149	*	102,149	—	—
Barnet Partners Ltd.	20,429	*	20,429	—	—
Bayerische Hypo- and Vereinsbank AG	919,341	*	919,341	—	—
Beamtenversicherungskasse Des Kantons Zurich	136,879	*	136,879	—	—
Bernische Lehreruersicherungskasse	34,730	*	34,730	—	—

	Number of	Percentage of		Number of	Percentage of
	Shares	Shares		Shares	Shares
	Beneficially	Beneficially		Beneficially	Beneficially
	Owned Prior to	Owned Prior to	Number of Shares	Owned Following	Owned Following
Name (1)	the Offering (2)(3)	the Offering (4)	Offered Hereby (3)(5)	the Offering (5)	the Offering (5)
Black Diamond Offshore Ltd.	14,729	*	14,729	—	—
Black Diamond Convertible Offshore LLC	32,687	*	32,687	—	—
BNP Paribas Arbitrage	51,074	*	51,074	—	—
CAP Fund, L.P.	96,530	*	96,530	—	—
Capital Ventures International	102,149	*	102,149	—	—
Citadel Equity Fund, Ltd.	153,224	*	153,224	—	—
Citigroup Global Markets Inc.	946,921	*	946,921	—	—
CMH Strategies	1,389	*	1,389	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	458,853	*	458,853	—	—
Credit Suisse International	102,145	*	102,145	—	—
Credit Suisse Europe Ltd.	423,918	*	423,918	—	—
Credit Suisse Securities (USA) LLC	1,411,086	*	1,411,086	—	—
Dekalb County Employers Pension Plan	5,925	*	5,925	—	—
Double Black Diamond Offshore LDC	116,020	*	116,020	—	—
Empyrean Capital Fund, LP	115,305	*	115,305	—	—
Empyrean Capital Overseas Benefit Plan, Ltd.	24,536	*	24,536	—	—
Esurance Insurance Company	1,021	*	1,021	—	—
Ferox Master Fund Limited	103,476	*	103,476	—	—
Florida Fruit & Vegetable Association	1,083	*	1,083	—	—
Folksamerica Reinsurance Company	4,086	*	4,086	—	—
Fore Convertible Master Fund, Ltd.	46,110	*	46,110	—	—
Fore ERISA Fund, Ltd.	4,964	*	4,964	—	—
Fund American Reinsurance Company, Ltd.	4,086	*	4,086	—	—
FXMC Limited	28,294	*	28,294	—	—
Gemini Sammelstiftung Zur Forderling Der Personaluorsorge	14,913	* *	14,913	— —	— —
Georgia Municipal Employee Benefit System	27,416	*	27,416	—	—
Highbridge Convertible Arbitrage Master Fund LP	51,075	*	51,075	—	—
Highbridge International LLC	265,587	*	265,587	—	—
Homeland Insurance Company of New York	3,575	*	3,575	—	—
Jefferies Umbrella Fund Global Convertible Bond	157,309	*	157,309	—	—
ICM Business Trust	20,429	*	20,429	—	—
Ionic Capital Master Fund Ltd.	561,819	*	561,819	—	—
John Deere Pension Trust	20,429	*	20,429	—	—
JP Morgan Securities Inc.	122,578	*	122,578	—	—
Lancashire Insurance Company, Ltd.	3,575	*	3,575	—	—
LDG Limited	3,779	*	3,779	—	—
Lehman Brothers Inc.	81,719	*	81,719	—	—
Lydian Global Opportunities Master Fund Ltd.	132,841	*	132,841	—	—
Lydian Overseas Partners Master Fund, L.T.D.	408,740	*	408,740	—	—

	Number of	Percentage of		Number of	Percentage of
	Shares	Shares		Shares	Shares
	Beneficially	Beneficially		Beneficially	Beneficially
	Owned Prior to	Owned Prior to	Number of Shares	Owned Following	Owned Following
Name (1)	the Offering (2)(3)	the Offering (4)	Offered Hereby (3)(5)	the Offering (5)	the Offering (5)
Lyxor/Canyon Value Realization Fund Ltd.	51,074	*	51,074	—	—
Lyxor/Canyon Capital Arbitrage Fund Ltd.	143,008	*	143,008	—	—
Metropolitan Atlanta Rapid Transit Authority	2,063	*	2,063	—	—
Montpelier Re Holdings, Ltd.	5,618	*	5,618	—	—
Morgan Stanley & Co. Incorporated	102,182	*	102,182	—	—
The Northern Assurance Co. of America	2,043	*	2,043	—	—
Old Lane GMA Master Fund LP	124,887	*	124,887	—	—
Old Lane HMA Master Fund LP	90,807	*	90,807	—	—
Old Lane Cayman Master Fund LP	302,431	*	302,431	—	—
Old Lane US Master Fund LP	229,847	*	229,847	—	—
OneBeacon Insurance Savings Plan	6,129	*	6,129	—	—
OneBeacon America Insurance Co.	8,683	*	8,683	—	—
OneBeacon Insurance Co.	15,833	*	15,833	—	—
OneBeacon Pension Plan	7,661	*	7,661	—	—
Pearl Assurance LTD	20,429	*	20,429	—	—
Pennsylvania General Insurance Company	4,597	*	4,597	—	—
Pensionskasse Der Antalis Ag	2,247	*	2,247	—	—
Pensionskasse Der Lonza Ag	6,128	*	6,128	—	—
Pensionskasse Huntsman	4,290	*	4,290	—	—
Pensionskasse Huntsman II	5,516	*	5,516	—	—
Pensionskasse Der Rockwell Automation Ag	4,290	*	4,290	—	—
Peoples Benefit Life Insurance Company Teamsters	81,719	*	81,719	—	—
Prospector Summit Fund, L.P.	2,043	*	2,043	—	—
PV Promea	9,602	*	9,602	—	—
Redbourn Partners Ltd.	245,157	*	245,157	—	—
Redbrick Capital Master Fat Tail Fund	153,223	*	153,223	—	—
Redbrick Capital MasterFund LTD	102,149	*	102,149	—	—
Royal Bank of Canada	91,934	*	91,934	—	—
Salar Fund PLC	10,215	*	10,215	—	—
SilverCreek II Ltd.	51,090	*	51,090	—	—
SilverCreek Limited Partnership	122,618	*	122,618	—	—
SRI Fund, L.P.	50,053	*	50,053	—	—
Stark Master Fund Ltd.	102,182	*	102,182	—	—
Sunrise Partners Limited Partnership	122,574	*	122,574	—	—
Symetra Financial Corp.	2,553	*	2,553	—	—
Symetra Life Insurance Company	4,086	*	4,086	—	—
Tamalpais Asset Management L.P.	204,298	*	204,298	—	—
Thrivent Financial for Lutherans	71,504	*	71,504	—	—
TQA Master Fund, Ltd.	24,209	*	24,209	—	—
TQA Master Plus Fund, Ltd.	13,871	*	13,871	—	—
UBS O’Connor LLC F/B/O:		*		—	—
O’Connor Global Convertible Arbitrage Master Limited	192,653	*	192,653	—	—
O’Connor Global Convertible Arbitrage II Master Limited	11,644	*	11,644	—	—
UBS Securities LLC	81,719	*	81,719	—	—
Universal Investment Gesellschaft MBH Ref Aventis	102,149	*	102,149	—	—
Wachovia Capital Markets, LLC	50,053	*	50,053	—	—

	Number of	Percentage of		Number of	Percentage of
	Shares	Shares		Shares	Shares
	Beneficially	Beneficially		Beneficially	Beneficially
	Owned Prior to	Owned Prior to	Number of Shares	Owned Following	Owned Following
Name (1)	the Offering (2)(3)	the Offering (4)	Offered Hereby (3)(5)	the Offering (5)	the Offering (5)
Waterstone Market Neutral Master Fund, Ltd.	132,589	*	132,589	—	—
Waterstone Market Neutral MAC51 Fund, Ltd.	71,708	*	71,708	—	—
Yield Strategies Fund I, L.P.	40,859	*	40,859	—	—
Zurich Institutional Benchmarks		*		—	—
Master Fund, Ltd. do TQA Investors, LLC	9,213	*	9,213	—	—
Zurich Institutional Funds, Wandelanleihen	53,117	*	53,117	—	—

*	Less than 1%

(1)	Additional selling shareholders not named in the prospectus will not be able to use the prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. Likewise, transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus or prospectus supplement after the effective date of this prospectus.

(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 20.4298 shares of common stock per each $1,000 principal amount of notes. We will issue cash for all fractional shares of our common stock based on the closing sale price of our common stock on the trading day immediately preceding the exchange date.

(3)	The information included with respect to each selling shareholder included in this table, and the aggregate number of shares of common stock into which their notes are exchangeable, has been included in reliance on information provided to us by such selling shareholders. We have received questionnaires from selling shareholders representing an aggregate number of shares in excess of the number of shares that were registered. We cannot verify whether any questionnaires were received from selling shareholders who have subsequently sold their notes; therefore, the table may contain information with respect to persons that no longer hold notes. If and to the extent we receive new questionnaires, we will update the table in future prospectus supplements.

(4)	Based on a total of 147,109,869 shares of our common stock outstanding as of September 30, 2008.

(5)	We do not know when or in what amounts selling shareholders may offer shares of our common stock for sale. The selling shareholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling shareholders may offer all or some of the shares of our common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the shares of our common stock covered by this prospectus will be held by the selling shareholders.

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